Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	:	Chapter 11
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OFFICE PROPERTIES INCOME TRUST, et al.,	:	Case No. 25-90530 (CML)
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Debtors.[1]	:	(Jointly Administered)
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ORDER CONFIRMING FOURTH AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

OFFICE PROPERTIES INCOME TRUST AND ITS DEBTOR AFFILIATES

Upon the filing by Office Properties Income Trust (“OPI” or “Parent”) and its debtor affiliates, as debtors and debtors-in-possession in the above-captioned chapter 11 cases (collectively, the “Debtors”), of the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1223] dated as of April 21, 2026 (as amended, modified, or supplemented from time to time in accordance with its terms, the “Plan”),2 a copy of which is attached hereto as Exhibit A; and this court (this “Court”) having previously approved the Disclosure Statement for Second Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1007], dated as of March 13, 2026 (as amended, modified, or supplemented from time to time in accordance with the Solicitation Procedures Order (as defined below), the “Disclosure Statement”) and the procedures governing the solicitation of acceptances and rejections of the Plan, in each case pursuant to the Order (I) Approving Disclosure Statement (II) Scheduling Confirmation Hearing; (III) Establishing Objection Deadlines; (IV) Approving Notice Procedures; (V) Approving the Solicitation Procedures and Forms of Ballots; and (VI) Granting Related Relief [Docket No. 867] and Supplemental Order (I) Approving the Disclosure Statement; (II) Scheduling Confirmation Hearing; (III) Establishing Objection Deadlines; (IV) Approving Notice Procedures; (V) Approving the Solicitation Procedures and Forms of Ballots; and (VI) Granting Related Relief [Docket No. 1015] (collectively, the “Solicitation Procedures Order”); and the Debtors having served the Solicitation Packages, which included a copy of the Disclosure Statement, and the Non-Voting Status Notices, the Release Opt-Out Forms, and/or the Release Opt-In Forms (each as defined in the Solicitation Procedures Order), as applicable on the Holders of Claims or Interests pursuant to the Solicitation Procedures Order, as set forth in the Affidavit of Service of Solicitation Materials [Docket No. 1190] and the Affidavit of Supplemental Service of Solicitation Materials [Docket No. 1207] (collectively, the “Solicitation Affidavits”); and the Debtors having filed the Notice of Filing of First Plan Supplement to the Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1176] (as amended, supplemented, or modified from time to time, the “First Plan Supplement”) on April 8, 2026, the Notice of Filing of Second Plan Supplement for the Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1181] (as amended, supplemented, or modified from time to time the “Second Plan Supplement”) on April 10, 2026, the Notice of Filing of Third Plan Supplement for the Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1182] (as amended, supplemented, or modified from time to time the “Third Plan Supplement”) on April 11, 2026, and the Notice of Filing of Fourth Plan Supplement for the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. [ • ]] (as amended, supplemented, or modified from time to time the “Fourth Plan Supplement” and, collectively with the First Plan Supplement, the Second Plan Supplement, and the Third Plan Supplement, the “Plan Supplement”) on April 21, 2026; and the Court having considered the Debtors’ Memorandum of Law in Support of Confirmation of Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1222] (the “Confirmation Memorandum”), the Declaration of Rachel Murray in Support of Confirmation of Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1219] (the “Murray Declaration”), the Declaration of John R. Castellano in Support of Confirmation of Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1217] (the “Castellano Declaration”), the Declaration of Marc J. Brown in Support of Confirmation of the Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1218] (the “Brown Declaration”), and the Declaration of Timothy R. Pohl, Independent Trustee of Office Properties Income Trust, in Support of Confirmation of the Third Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. [1220] (the “Pohl Declaration”); and the Court having considered the record in the Chapter 11 Cases, the creditor support for the Plan as evidenced on the record and in the Declaration of Craig E. Johnson of Kroll Restructuring Administration LLC Regarding the Solicitation of Votes and Tabulation of Ballots Cast on the Second Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1221] filed on April 20, 2026, the compromises and settlements embodied in and contemplated by the Plan, the briefs and arguments regarding Confirmation of the Plan, the hearing on Confirmation of the Plan (the “Confirmation Hearing”), and the evidence adduced at the Confirmation Hearing regarding Confirmation of the Plan and the Standing Motions; and after due deliberation:

[1]	A complete list of the Debtors in the Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/OPI. The Debtors’ mailing address is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

[2]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

IT IS HEREBY FOUND AND DETERMINED THAT:

A.            The findings and conclusions set forth in this order (this “Confirmation Order”) and in the record of the Confirmation Hearing constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such. The Debtors are eligible to be debtors under section 109 of the Bankruptcy Code and, pursuant to the Bankruptcy Rules and Local Bankruptcy Rules, the Debtors consent to entry of a final order by the Court in accordance with the terms set forth herein to the extent that it is later determined that this Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution. Venue is proper before the Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

B.            This Court has jurisdiction to consider this matter pursuant to 28 U.S.C. § 1334, and the Order of Reference to Bankruptcy Judges from the United States District Court for the Southern District of Texas, dated May 24, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Court has jurisdiction to enter a final order with respect thereto.

C.            This Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of this Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before this Court during the pendency of the Chapter 11 Cases. Any resolution or disposition of objections to confirmation of the Plan explained or otherwise ruled upon by this Court on the record at the Confirmation Hearing are hereby incorporated by reference.

D.            Each of the Debtors has met the burden of proving that the Plan satisfies the requirements of sections 1122, 1123, 1125, 1126, and 1129 of the Bankruptcy Code by a preponderance of the evidence.

E.            The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act.

F.            The Plan was solicited in good faith and in compliance with applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. As is evidenced by the Solicitation Affidavits, the transmittal and service of the Plan, the Disclosure Statement, the Solicitation Packages, the Non-Voting Status Notices, the Release Opt-Out Forms, and the Release Opt-In Forms complied with the Solicitation Procedures Order and was adequate and sufficient under the circumstances. All parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Solicitation Procedures Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, and applicable non-bankruptcy law, and such parties have had a full and fair opportunity to appear and be heard with respect thereto. No additional or further notice is required under the circumstances.

G.            The Plan has been proposed in good faith and not by any means forbidden by law. In so finding, this Court has considered the totality of the circumstances of the Chapter 11 Cases, and found that all constituencies acted in good faith. The Plan is the result of extensive, good faith, arm’s length negotiations among the Debtors and their principal constituencies.

H.            The record in these Chapter 11 Cases further supports that the Debtors’ directors, officers, managers, and/or trustees as of the Petition Date: (i) were integral to the restructuring; (ii) exercised their reasonable business judgment after thorough diligence in their decision-making; and (iii) fully satisfied their applicable fiduciary duties in connection with these Chapter 11 Cases.

I.              Votes for acceptance or rejection of the Plan were solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order.

J.             The Holders of Other Secured Claims (Class 1), Other Priority Claims (Class 2), Mortgage Debt Guarantee Claims (Class 3), Secured Credit Facility Claims (Class 4), and March 2029 Senior Secured Notes Claims (Class 5) are Unimpaired and are conclusively deemed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. The Holders of Class 13 (Intercompany Claims) and Class 14 (Intercompany Interests), though potentially Impaired, are conclusively presumed to have accepted the Plan because they are plan proponents or Affiliates of plan proponents.

K.            The Holders of 2027 Senior Secured Notes Claims (Class 6), the Holders of September 2029 Senior Secured Notes Claims (Class 7), the Holders of DIP Claims (Class 8), the Holders of Priority Guaranteed Unsecured Notes Claims (Class 9), the Holders of Unsecured Notes Claims (Class 10), and the Holders of Trade and Vendor Claims (Class 11) (each, a “Voting Accepting Class” and, together, the “Voting Accepting Classes”) have voted to accept the Plan in accordance with section 1126(c) of the Bankruptcy Code. No Holders of Other General Unsecured Claims (Class 12) have voted on the Plan and, accordingly, Holders of Other General Unsecured Claims (Class 12) are presumed to accept the Plan pursuant to Article 3.7 thereof.

L.             Each Voting Accepting Class is impaired within the meaning of section 1124 of the Bankruptcy Code. Because at least one impaired Class has voted to accept the Plan without including any acceptance of the Plan by any insider, section 1129(a)(10) of the Bankruptcy Code is satisfied.

M.           The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis set forth in Exhibit C to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing establishes that each Holder of a Claim or Interest in an Impaired Class either has accepted the Plan or will receive or retain under the Plan, on account of such Allowed Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

N.            No Class voted to reject the Plan in accordance with section 1126(c) of the Bankruptcy Code. The Holders of 510(b) Claims (Class 15) and Existing Common Equity (Class 16) are deemed to have rejected the Plan (each, a “Deemed Rejecting Class” and, collectively, the “Deemed Rejecting Classes”). The Plan does not discriminate unfairly and is fair and equitable with respect to the Deemed Rejecting Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because (i) no Holder of any Claim or Interest that is junior to the interests represented by the Deemed Rejecting Classes will receive or retain any property under the Plan on account of such junior Claim or Interest and (ii) no Holder of a Claim in a Class senior to the Deemed Rejecting Classes is receiving more than 100% recovery on account of its Claim. Thus, the Plan may be confirmed notwithstanding the rejection of the Plan by the Deemed Rejecting Classes.

O.            The classification of Claims and Interests under the Plan is proper and satisfies the requirements of the Bankruptcy Code. Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan provides for the separate classification of Claims and Interests into sixteen Classes, based on differences in the legal nature or priority of such Claims and Interests. Valid factual and legal reasons exist for the separate classification of the various Classes of Claims and Interests created under the Plan and the classifications were not done for any improper purpose. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

P.             Each of the Secured Credit Facility Agent, the March 2029 Senior Secured Notes Trustee, the September 2029 Senior Secured Notes Trustees, the 2027 Senior Secured Notes Trustee, the Priority Guaranteed Unsecured Notes Trustee, and the Unsecured Notes Trustee diligently and in good faith discharged their duties and obligations under the applicable Prepetition Credit Documents, and otherwise conducted itself with the same degree of care and skill that a prudent person would exercise under the circumstances with respect to all matters in any way related to the applicable Prepetition Credit Documents and related transactions. The Holders of Secured Credit Facility Claims, March 2029 Senior Secured Notes Claims, September 2029 Senior Secured Notes Claims, 2027 Senior Secured Notes Claims, Priority Guaranteed Unsecured Notes Claims, and Unsecured Notes Claims have not received, with respect to their holdings under the applicable Prepetition Credit Documents, disparate treatment under the Plan, and their treatment is consistent with the terms and conditions under the applicable Prepetition Credit Documents.

Q.            The Debtor Release provided pursuant to Article 10.6(a) of the Plan represents a sound exercise of the Debtors’ business judgment, was negotiated in good faith and at arm’s length, and formed an essential part of the agreement among the parties participating in the negotiation and formulation of the Plan. In addition, the release provided pursuant to Article 10.6(b) of the Plan is consensual and binding on all creditors to the extent set forth therein and herein. All impaired creditors were given an opportunity to “opt out” of or “opt in” to, as applicable, such release in accordance with the Plan and the Solicitation Procedures Order. Moreover, the Released Parties played an integral role in the formulation of the Plan, have made significant contributions that are essential to the Plan’s success, and have expended significant time and resources analyzing and negotiating the Plan and the issues presented by the Debtors’ prepetition capital structure. Accordingly, the releases provided pursuant to Article 10.6 of the Plan are: (i) in exchange for good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims and Causes of Action released by the Plan; (iii) in the best interests of the Debtors and their Estates; (iv) fair, equitable, and reasonable under the circumstances; and (v) given and made after due notice and opportunity for hearing.

R.            The exculpation provided by Article 10.7 of the Plan for the benefit of the Exculpated Parties (the “Exculpation”) is appropriate under applicable law, including In re Highland Capital Mgmt., L.P., 48 F.4th 419 (5th Cir. 2022) and In re Highland Capital Mgmt., L.P., 132 F.4th 353 (5th Cir. 2025), because it is an integral part of a Plan, proposed in good faith, formulated following extensive good faith, arm’s-length negotiations with key constituents, and appropriately limited in scope to the parties that served as fiduciaries in the Chapter 11 Cases. The Exculpation, including its carve-out for willful misconduct, actual fraud, and gross negligence, is consistent with the applicable law and established practice in this jurisdiction and others.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

I.	Confirmation of the Plan

1.             The Plan and each of its provisions are confirmed pursuant to section 1129 of the Bankruptcy Code. The documents contained in or contemplated by the Plan, including the Definitive Documents and the Plan Supplement (collectively, the “Plan Documents”), are hereby authorized and approved.

2.             Any and all objections to Confirmation of the Plan that have not been resolved, withdrawn, waived, or settled and all reservations of rights included therein, are overruled on the merits and denied for the reasons set forth on the record at the Confirmation Hearing.

3.             The Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required under the Plan and to effectuate the Plan and the transactions contemplated therein and in the Plan Documents. The terms of the Plan, the Plan Documents, and all exhibits and schedules thereto are incorporated by reference into, and are an integral part of, this Confirmation Order. The terms of the Plan, the Plan Documents, and all exhibits and schedules thereto, shall be effective and binding as of the Effective Date. The failure to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Plan be confirmed in its entirety and such provisions shall have the same binding effect, enforceability, and legality as every other provision of the Plan. Each term and provision of the Plan, as it may have been altered or interpreted by the Court, is valid and enforceable pursuant to its terms. Subject to the terms of the Plan, the Debtors reserve the right to alter, amend, update, modify, or supplement the Plan Documents up until, and through, the Effective Date. In particular, certain Plan Supplement Documents remain subject to ongoing negotiation and, notwithstanding anything to the contrary in the Plan, final forms thereof may not be filed prior to the date of this Confirmation Order.

4.            This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan and the Plan Documents and any other acts that may be necessary or appropriate for the implementation or consummation of the Plan or the Plan Documents to the fullest extent permitted by law. Pursuant to the applicable provisions of the corporate and limited liability company laws of the states where the Debtors are organized, other applicable non-bankruptcy law, and section 1142(b) of the Bankruptcy Code, (a) no action of the respective directors, trustees, managers, members, stockholders, or other equity holders of the Debtors, as applicable, shall be required to authorize the Debtors or the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any Plan Documents, contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with implementation of the Plan, including any Plan Document and (b) to the extent the Debtors determine any Person or Entity is a necessary party to execute and deliver or join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, or perform any other act in furtherance of the transactions contemplated by the Plan and this Confirmation Order and consummation of the Plan, in each case including the Transactions, then such Person or Entity is authorized to take such steps as necessary to comply with the foregoing and section 1142(b) of the Bankruptcy Code.

5.            Each Governmental Unit shall accept for filing and/or recording any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan and this Confirmation Order, including the Transactions, and directed pursuant to section 1142 of the Bankruptcy Code to take such steps with respect to the foregoing to implement the transactions necessary to consummate the Plan, including the Transactions. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to, in contemplation of, or in connection with the Plan shall not be subject to any stamp tax, document recording tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, sales or use tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment in the United States, and this Confirmation Order hereby directs the appropriate officials or agents of the Governmental Unit to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (a) the creation, modification, consolidation, or recording of any mortgage, deed of trust, Lien, or other security interest, or the securing of additional indebtedness by such or other means, (b) the making, assignment, or recording of any lease or sublease, (c) any of the transactions authorized by the Plan, including the Transactions, and (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including: (i) any merger agreements; (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution; (iii) bills of sale; or (iv) assignments executed in connection with any of the transactions contemplated by the Plan, including the Transactions.

6.            Each of the settlements and compromises incorporated into the Plan and the Plan Supplement, which is adopted by way of the Plan, satisfies the requirements of section 1129 of the Bankruptcy Code and Bankruptcy Rule 9019 and is approved and shall be effective and binding on all parties in interest as of the Effective Date. The Plan and the Plan Supplement shall be deemed a valid motion to approve the good faith compromise and settlement of such settlements and compromises pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code.

7.            In accordance with and pursuant to Bankruptcy Rule 9019, the Mortgage Debt Guarantee Settlement Agreements are hereby approved. The Debtors are authorized, but not directed, to continue to negotiate and enter into any additional Mortgage Debt Guarantee Settlement Agreements in their sole discretion. For all Mortgage Debt Guarantee Claims, whether or not subject to a Mortgage Debt Guarantee Settlement Agreement, (a) any and all defaults, events of default, or trigger events, in each case arising under or triggered as a result of the filing of the Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time during the Chapter 11 Cases, are permanently waived, (b) any non-recourse, indemnity, bad-boy, or non-recourse carveout guaranty, or any other guaranty of similar import, related to a Mortgage Debt Guarantee Claim shall be Reinstated as such non-recourse guaranty on the terms that existed prior to the Petition Date and shall be unaffected by the Chapter 11 Cases or any filings or orders entered therein, and (c) the Mortgage Debt Guarantee Claims shall remain unaltered, in full force and effect, and shall otherwise be Reinstated.

8.            In accordance with and pursuant to Bankruptcy Rule 9019, the 2027 Senior Secured Notes Claims Settlement, the New 2027 SPV Governance Documents, the New 2027 HoldCo Governance Documents, and the New 2027 Senior Secured Notes Documents are hereby approved. The 2027 Senior Secured Notes Claims Settlement was negotiated in good faith and at arm’s length and is an essential element of the Plan, as are any documents governing the implementation thereof, including the New 2027 SPV Governance Documents, the New 2027 HoldCo Governance Documents, and the New 2027 Senior Secured Notes Documents. All provisions in the New 2027 SPV Governance Documents and the New 2027 HoldCo Governance Documents regarding the status of the New 2027 SPV and the New 2027 HoldCo as bankruptcy-remote special purpose vehicles are valid and binding and enforceable pursuant to their terms, and are incorporated by reference into, and are an integral part of, the Plan and this Confirmation Order. The applicable Debtors or Reorganized Debtors, as the case may be, are authorized to execute, deliver, and perform under the New 2027 SPV Governance Documents, the New 2027 HoldCo Governance Documents, and the New 2027 Senior Secured Notes Documents and to take all actions necessary or appropriate to consummate the 2027 Senior Secured Notes Claims Settlement; provided that to the extent any action requires approval of the applicable Independent Director (as defined in the New 2027 SPV Governance Documents and the New 2027 HoldCo Governance Documents, as applicable), none of the Debtors, the Reorganized Debtors, nor any other party may take such action without the approval of the applicable Independent Director.

9.             In accordance with and pursuant to Bankruptcy Rule 9019, that certain Waiver and Amendment No. 1 to Second Amended and Restated Credit Agreement (the “Secured Credit Facility Waiver”), dated as of the Amendment No. 1 Effective Date (as defined in the Secured Credit Facility Waiver), by and among OPI WF Borrower LLC, a Delaware limited liability company, OPI, a real estate investment trust organized under the laws of the State of Maryland, OPI WF Holding LLC, a Delaware limited liability company, 440 First Street LLC, a Delaware limited liability company, OPI WF Owner LLC, a Delaware limited liability company (collectively, the “Loan Parties”), the lenders party thereto, and Wilmington Savings Fund Society, FSB (the “Administrative Agent”), which amends that certain Second Amended and Restated Credit Agreement, dated as of January 29, 2024, by and among the Loan Parties, each of the financial institutions signatory thereto as a lender, the Administrative Agent and the other parties signatory thereto (as amended by the Secured Credit Facility Waiver, the “Amended Credit Agreement”), substantially in the form included in the Plan Supplement, is hereby approved. The applicable Debtors or Reorganized Debtors, as the case may be, are authorized, but not directed, to execute, deliver, and perform under the Secured Credit Facility Waiver and the Amended Credit Agreement contemplated thereby, and to take all actions necessary or appropriate to consummate the transactions contemplated therein. Effective as of the Amendment No. 1 Effective Date, (a) the Specified Defaults (as defined in the Secured Credit Facility Waiver) are permanently waived and (b) the Amended Credit Agreement and the other Loan Documents (as defined in the Amended Credit Agreement) shall remain in full force and be ratified and confirmed.

10.           Pursuant to section 1124 of the Bankruptcy Code, the March 2029 Senior Secured Notes Claims (Class 5) are hereby Reinstated and rendered Unimpaired. The March 2029 Senior Secured Notes shall remain outstanding in an aggregate principal amount equal to $300,000,000, with all other terms and conditions of the March 2029 Senior Secured Notes Documents continuing in full force and effect, except as may be modified by agreement between the Debtors or the Reorganized Debtors, as applicable, and the requisite Holders of the March 2029 Senior Secured Notes Claims. In accordance with Article 9.1(a)(vii)(B) of the Plan, all accrued and unpaid interest, fees, costs, and other charges as of the Petition Date with respect to the March 2029 Senior Secured Notes (including any incremental interest owed on account of overdue installments of interest in accordance with the March 2029 Senior Secured Notes Documents) shall be paid in full in Cash on or before the Effective Date, unless such condition precedent is otherwise waived pursuant to Article 9.3(a) of the Plan.

11.           As provided in Article 5.14 of the Plan, the RMR Management Agreements shall be assumed by the applicable Debtors and Reorganized Debtors and the applicable Debtors and Reorganized Debtors shall enter into the Amended RMR Management Agreements, in each case on the Effective Date. The applicable Debtors and Reorganized Debtors are authorized to execute, deliver, and perform under the Amended RMR Management Agreements, and to take all actions necessary or appropriate to consummate the transactions contemplated therein.

12.           The assumption, on and as of the Effective Date, by the Debtors of all insurance policies (including, without limitation, the D&O Policy) to which any Debtor is a party as of the Effective Date, as set forth in the Plan, is hereby approved.

13.           For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the following provisions in the Plan are hereby approved in full and will be effective immediately on the Effective Date without further order or action by this Court, any of the parties to such release, or any other Person or Entity: (a) Releases by the Debtors (Article 10.6(a)); (b) Releases by Holders of Claims and Interests (Article 10.6(b)); (c) Exculpation (Article 10.7); and (d) Permanent Injunction (Article 10.5).

14.           The amendments and modifications to the solicitation version of the Second Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1016] since the filing thereof, including as reflected and incorporated into the Plan, are shown in the redline filed with the Court on April 8, 2026 [Docket No. 1175, Exhibit A] and April 21, 2026 [Docket No. 1224, Exhibit A] (collectively, the “Subsequent Plan Modifications”). Adequate and sufficient notice of such Subsequent Plan Modifications has been given. The Subsequent Plan Modifications do not individually, or in the aggregate, adversely change the treatment of any Claim against, or Interest in, any of the Debtors. Accordingly, no other or further notice, disclosure under section 1125 of the Bankruptcy Code, nor resolicitation of votes under section 1126 of the Bankruptcy Code, is or shall be required and such Subsequent Plan Modifications are approved in full in accordance with section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a). The Plan, as modified by the Subsequent Plan Modifications, is deemed accepted by all creditors who have previously accepted the Plan and the Subsequent Plan Modifications do not require that Holders of Claims be afforded an opportunity to change previously cast acceptances of the Plan. All rights of the Debtors or the Reorganized Debtors to modify the Plan, in accordance with the terms thereof, are reserved.

15.            Pursuant to section 1141 of the Bankruptcy Code and the other applicable provisions of the Bankruptcy Code, effective as of the Effective Date, the provisions of the Plan shall be binding on (a) the Debtors and the Reorganized Debtors; (b) all Holders of Claims against, and Interests in, the Debtors, and their respective successors and assigns, notwithstanding whether any such Holders (i) were Impaired or Unimpaired under the Plan, (ii) were presumed to accept or deemed to reject the Plan, (iii) failed to vote to accept or reject the Plan, or (iv) voted to reject the Plan; (c) each Person or Entity receiving, retaining or otherwise acquiring property under the Plan; and (d) any non-Debtor party to an Executory Contract or Unexpired Lease with the Debtors.

16.            On or before the Effective Date, the Debtors and the Reorganized Debtors, as applicable, and the appropriate officers, representatives, and members of the boards of managers, boards of directors, or boards of trustees thereof, as applicable, shall be authorized to and may issue, execute, deliver, file, or record such documents, securities, contracts, instruments, releases, and other agreements, including the Plan Documents, and take any other actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, including the Transactions and all other actions delineated in Article V of the Plan or otherwise contemplated by the Plan, including the conversion, merger, or dissolution of any Debtor, without the need for any further approvals, authorization, or consents (in each case including, without limitation, by any stockholder, member, board of directors, board of managers, or board of trustees), except for those expressly required pursuant to the Plan. All actions contemplated by the Plan, including all actions in connection with any Plan Document, are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, without further application to, notice to, or order of this Court, or further action by the respective officers, directors, managers, members, trustees, or equity holders of the Debtors or Reorganized Debtors.

17.            The applicable Debtors or Reorganized Debtors are authorized to consummate the transactions described in or contemplated by the Plan, including the Transactions, subject to the terms and conditions set forth therein, in this Confirmation Order and in the Plan Documents. This Confirmation Order shall, and shall be deemed to, pursuant to sections 363, 1123, 1142, 1145, and 1146 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Transactions, and, to the extent such actions were taken before the Confirmation Date, such actions are ratified in all respects, and, in each case, no further approvals, authorization, or consents shall be required. All parties necessary to effectuate, to the full extent permitted under section 1142 of the Bankruptcy Code, any transactions approved by, contemplated by, or necessary to effectuate the Plan, including the Transactions, shall be deemed to consent to any such transactions. For the avoidance of doubt, the Restructuring Expenses, which include the Consenting September 2029 Senior Secured RSA Fee (as defined in the Restructuring Support Agreement and, pursuant to the terms and conditions thereof, payable solely to Holders of September 2029 Senior Secured Notes Claims that were party to the Restructuring Support Agreement as of the Confirmation Date), shall be paid in full in Cash on the Effective Date or as soon as reasonably practicable thereafter.

18.           Except to the extent that a member of the board of directors, a member of the board of managers, or a member of the board of trustees, as applicable, of a Debtor continues to serve as a director, manager, or trustee of such Debtor on and after the Effective Date, the members of the board of directors, board of managers, or board of trustees of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing obligations to the Reorganized Debtors on or after the Effective Date and each such director, manager, or trustee will be deemed to have resigned as director, manager, or trustee of the applicable Debtor on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Person or Entity.

19.           Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions and payments made pursuant to the Plan, all mortgages, deeds of trust, Liens, pledges, other security interests, and guarantees with respect to the September 2029 Senior Secured Notes Claims and 2027 Senior Secured Notes Claims against any asset or property of the Debtors shall be fully released and discharged without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule, or the vote, consent, authorization, or approval of any Person or Entity.

20.           The Reorganized Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form attached hereto as Exhibit B (the “Effective Date Notice”), upon all parties listed in the creditor matrix maintained by the Notice and Claims Agent no later than five (5) business days after the Effective Date. The Debtors shall cause a copy of the Effective Date Notice to be published in The New York Times or a similar publication of national circulation within seven (7) business days after the Effective Date.

II.	Dissolution of the Committee

21.            On the Effective Date, the current and former members of the Committee, and their respective attorneys, financial advisors, and other agents, will be released from all further authority, duties, responsibilities, and obligations related to, arising from, and in connection with, the Chapter 11 Cases and the Committee will dissolve; provided that following the Effective Date, the Committee will continue in existence and have standing and a right to be heard for the following limited purpose of (a) pursuing final fee applications Filed pursuant to the Plan and sections 330 and 331 of the Bankruptcy Code and (b) any appeals of this Confirmation Order.  Following the completion of the Committee’s remaining duties set forth above, the Committee will be dissolved, and the retention or employment of the Committee’s respective attorneys, accountants, and other agents will terminate without further notice to, or action by, any Entity.  Other than in connection with the limited purposes set forth in subsections (a) and (b) of this paragraph 21 of the Confirmation Order, the Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of the Committee or the Committee Advisors after the Effective Date. For the avoidance of doubt, nothing set forth herein shall permit any professional engaged by the Committee to seek payment of an Administrative Claim from either the Debtors’ estates or the Reorganized Debtors for (i) any fees incurred in defending any fee applications or (ii) otherwise in connection with any objection to such fees or fee applications, in each case, without further order from the Court.

III.	The Secured Exit Notes and the New 2027 Senior Secured Notes

22.            The Debtors and Reorganized Debtors, as applicable, are hereby authorized to enter into, and take such actions as necessary or desirable to perform under, the Secured Exit Notes Indenture, the Secured Exit Notes Documents, the New 2027 Senior Secured Notes Indenture, the New 2027 Senior Secured Notes Documents, and all documents or agreements related thereto, including the payment or reimbursement of any fees, indemnities, and expenses under or pursuant to any such documents and agreements in connection therewith. Upon the issuance of the Secured Exit Notes and the New 2027 Senior Secured Notes, the collateral agent on behalf of the trustee and holders under the Secured Exit Notes Indenture and the New 2027 Senior Secured Notes Indenture, respectively, shall have valid, binding, perfected, and enforceable Liens on the collateral specified in the Secured Exit Notes Documents (including, without limitation, all Liens contemplated to be granted on or after the Effective Date in connection with such Secured Exit Notes Documents) and New 2027 Senior Secured Notes Documents, as applicable, and the perfection of such Liens shall occur automatically upon the applicable issuance by virtue of the entry of this Confirmation Order and no financing statements, deeds of trust, mortgages, security agreements, notice of liens, approvals, consents or other instruments or documents shall be required to be filed or recorded to create, validate or perfect such Liens. Such Liens shall have the priority set forth in the Secured Exit Notes Documents and New 2027 Senior Secured Notes Documents, as applicable, and subject only to such Liens and security interests as may be permitted under the Secured Exit Notes Documents and New 2027 Senior Secured Notes Documents, respectively, and the Debtors and Reorganized Debtors and the collateral agent on behalf of the trustee and holders under the Secured Exit Notes Indenture and the New 2027 Senior Secured Notes Indenture, respectively, are hereby authorized, but are not required, to, in their sole discretion, file or record such financing statements, deeds of trust, mortgages, security agreements, notice of liens, approvals, consents and other instruments or documents as they may consider necessary or desirable in connection with such Liens. The collateral agent on behalf of the trustee and holders under the Secured Exit Notes Indenture and the New 2027 Senior Secured Notes Indenture, respectively, may file a photo-copy of this Confirmation Order as a financing statement with any recording officer designated to file financing statements or with any registry of deeds or similar office in any jurisdiction in which the Debtors have real or personal property and, in such event, the subject filing or recording officer shall be authorized to file or record such copy of this Confirmation Order. The obligations, Liens, and security interests granted pursuant to or in connection with the Secured Exit Notes Documents and New 2027 Senior Secured Notes Documents are granted in good faith and for good and valuable consideration.

IV.	Exemption from Securities Law

23.           No registration statement shall be required to be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer, issuance, and distribution of the Plan Securities (other than the Secured Exit Notes and the New 2027 Senior Secured Notes) under the Plan, this Confirmation Order, the Transaction Steps Exhibit (if applicable), the Equity Rights Offering Documents, the Secured Exit Notes Documents, the New 2027 Senior Secured Notes Documents, or the New Warrants Documents. The offering, sale, issuance, and distribution of the Plan Securities (other than the Secured Exit Notes and the New 2027 Senior Secured Notes) in exchange for Claims pursuant to the Plan, the Transaction Steps Exhibit (if applicable), this Confirmation Order, the New Warrants Documents, and the Equity Rights Offering Documents shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable United States, state, or local law requiring registration for the offer or sale of a Security pursuant to section 1145(a) of the Bankruptcy Code to the fullest extent permissible. Any and all such Plan Securities issued pursuant to section 1145(a) of the Bankruptcy Code may be resold without registration under the Securities Act by the recipients thereof pursuant to the exemption provided by section 4(a)(1) of the Securities Act, unless the Holder (a) is an “underwriter” with respect to such Securities, as that term is defined in section 1145(b) of the Bankruptcy Code, (b) is an “affiliate” of Reorganized Parent (as defined in Rule 144(a)(1) promulgated under the Securities Act), or (c) has been such an “affiliate” within ninety (90) days of such transfer, in each case subject to (i) compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities; (ii) the restrictions, if any, on the transferability of such Securities in the New Corporate Governance Documents of the applicable issuers of, or in agreements or instruments applicable to holders of, such Securities; and (iii) any other applicable regulatory approval. Any recipients of Plan Securities that are Affiliates of the Reorganized Parent will receive “control” Plan Securities that will be subject to the “control securities” restrictions of Rule 144 promulgated under the Securities Act.

24.           The offering, sale, issuance, and distribution of (a) the Secured Exit Notes and the New 2027 Senior Secured Notes (to be issued by the New 2027 SPV) in exchange for Claims, and (b) any portion of the Plan Securities (other than the Secured Exit Notes and the New 2027 Senior Secured Notes) that is not eligible for the exemption of registration provided by section 1145 of the Bankruptcy Code, shall be made in reliance upon section 4(a)(2) of the Securities Act and/or Regulation D and/or Regulation S promulgated thereunder and on equivalent state law registration exemptions or, solely to the extent such exemptions are not available, other available exemptions from registration under the Securities Act. (i) The Secured Exit Notes, (ii) the New 2027 Senior Secured Notes, and (iii) any Plan Securities (other than the Secured Exit Notes and the New 2027 Senior Secured Notes) that are not issued pursuant to section 1145(a) of the Bankruptcy Code will be considered “restricted” Plan Securities, will bear customary legends, and may not be resold except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act, and in any case, if applicable, subject to the terms of the New Corporate Governance Documents of the applicable issuer.

25.           The Reorganized Debtors and Reorganized Parent need not provide any further evidence other than the Plan and this Confirmation Order with respect to the treatment of the Plan Securities under applicable securities laws. The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

26.           Notwithstanding anything to the contrary in this Confirmation Order, no Person or Entity (including, for the avoidance of doubt, DTC and any transfer or warrant agent for Reorganized Common Equity or New Warrants) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities on issuance are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities, including DTC and any such transfer or warrant agent, shall be required to accept and conclusively rely upon the Plan or this Confirmation Order in lieu of a legal opinion regarding whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including any and all distributions pursuant to the Plan and this Confirmation Order.

V.	Authorization and Issuance of Plan Securities

27.           On the Effective Date, Reorganized Parent is authorized to transfer, issue, or cause to be issued and shall transfer or issue the Plan Securities for distribution in accordance with the terms of the Plan without the need for any further board, stockholder, or other corporate action. All of the Plan Securities transferable or issuable under the Plan, when so transferred or issued, shall be duly authorized, validly issued, fully paid, and non-assessable, and free and clear of all taxes, liens, preemptive rights (other than as set forth in the Preemptive Rights Agreement), rights of first refusal, subscription, and similar rights, other than transfer restrictions pursuant to the New Corporate Governance Documents and applicable securities and tax laws. To the extent applicable, Reorganized Parent’s New Corporate Governance Documents shall provide for sufficient shares of authorized Reorganized Common Equity to effectuate the issuance of Reorganized Common Equity contemplated by and in connection with the Plan, including the Equity Rights Offering, the Initial Equity Compensation, the Allowed September 2029 Senior Secured Notes Claim Anti-Dilution Shares, the Subsequent Equity Compensation, and the New Warrants, and Reorganized Parent shall issue or reserve for issuance a sufficient number of shares of Reorganized Common Equity to effectuate all such issuances.

28.            Each Holder of Reorganized Common Equity shall be deemed, without further notice or action, to have agreed to be bound by the New Corporate Governance Documents, as the same may be amended from time to time following the Effective Date in accordance with their terms. The New Corporate Governance Documents shall be binding on all Entities receiving Reorganized Common Equity (and their respective successors and permitted assignees), whether received pursuant to the Plan or otherwise and regardless of whether such Entity executes or delivers a signature page to any New Corporate Governance Document.

VI.	Administrative Claims Bar Date

29.            Except as otherwise provided in the DIP Orders or the Plan, requests for payment of Administrative Claims must be filed with the Court and served on the Notice and Claims Agent on or before the date that is thirty (30) days after the Effective Date (the “Administrative Claims Bar Date”). FAILURE TO FILE AND SERVE SUCH PROOF OF ADMINISTRATIVE CLAIM TIMELY AND PROPERLY SHALL RESULT IN SUCH CLAIM BEING FOREVER BARRED AND DISCHARGED.

VII.	Treatment of Executory Contracts and Unexpired Leases

30.            The Debtors have exercised sound business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, Article VIII of the Plan, and as set forth in the Plan Supplement. Except as set forth herein or in separate orders entered by the Court relating to the assumption of Executory Contracts or Unexpired Leases, the Debtors have cured or provided adequate assurance that the Debtors will cure defaults (if any) under or relating to each Executory Contract or Unexpired Lease assumed under the Plan and, for each Executory Contract or Unexpired Lease being assigned under the Plan (if any), such assignee has provided adequate assurance of future performance as required under section 365(f)(2)(B) of the Bankruptcy Code.

31.            The procedures set forth in Article VIII of the Plan regarding notice to all parties of the assumption, assumption and assignment, or rejection of the applicable Debtors’ Executory Contracts and Unexpired Leases provide due, proper, and adequate notice, comport with due process and comply with Bankruptcy Rules 2002, 3017, and 3020, and are hereby approved. No further or additional notice is required or necessary.

32.            Assumption (or assumption and assignment) of the Executory Contracts and Unexpired Leases as set forth in Article 8.1(a) of the Plan is hereby authorized. Rejection of the Executory Contracts and Unexpired Leases as set forth in Article 8.1(b) of the Plan and in the Plan Supplement is hereby authorized. Unless an Executory Contract or Unexpired Lease: (a) was previously assumed, assumed and assigned, or rejected by the Debtors by prior order of this Court; (b) is the subject of a motion to reject Filed by the Debtors that is pending on the Effective Date; (c) is identified as rejected in the Plan Supplement; (d) is rejected by the Debtors or terminated pursuant to the terms of the Plan, effective as of the Effective Date; or (e) is the subject of a pending Cure Dispute, such Executory Contract or Unexpired Lease shall be deemed to have been assumed by the applicable Debtor, in each case consistent with the Plan Documents, including the Transactions.

33.            Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to the Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of the Plan or any order of this Court approving its assumption and/or assignment.

34.            To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan or any prior order of the Bankruptcy Court prohibits, restricts, or conditions, or purports to prohibit, restrict, or condition, or is modified, breached, or terminated, or deemed modified, breached, or terminated by the assumption of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed to be modified such that the transactions contemplated by the Plan, including the Transactions, shall not entitle the non-Debtor party thereto to modify, breach, or terminate or deem modified, breached, or terminated such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the entry of this Confirmation Order.

35.            If a counterparty to any Executory Contract or Unexpired Lease that the Debtors or Reorganized Debtors, as applicable, intend to assume or assume and assign is not listed on a Cure Notice, the proposed Cure amount for such Executory Contract or Unexpired Lease shall be deemed to be zero dollars ($0).

36.            Notwithstanding anything to the contrary in the Plan, in the event of a Cure Dispute pertaining to assumption or assumption and assignment of an Executory Contract or Unexpired Lease, such dispute shall be heard by this Court prior to such assumption or assumption and assignment, as applicable, being effective and any such dispute shall be deemed resolved by the Bankruptcy Court at the Confirmation Hearing (to the extent not resolved by the parties prior to the Confirmation Hearing) or at a later date as agreed to by the parties or ordered by this Court; provided that, the Debtors or Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including the rejection thereof, by Filing a notice indicating such altered treatment; provided further that, on the Effective Date or as soon as reasonably practicable thereafter, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree, the Debtors or the Reorganized Debtors, as applicable, may settle any dispute regarding the Cure amount or the nature thereof without any further notice to any party or any action, order, or approval of this Court.

37.            Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the Cure Notice or the relevant Cure amount within twenty-one (21) days of the service of the applicable Cure Notice, (a) shall be deemed to have consented to (i) such Cure amount and the nature thereof, (ii) assumption or assumption and assignment, as applicable, of the applicable Executory Contract or Unexpired Lease notwithstanding any provision thereof that purports to (1) prohibit, restrict, or condition the transfer or assignment of such contract or lease or (2) terminate or permit the termination of a contract or lease as a result of any transfer or assignment of the rights of the Debtors under such contract or lease or a change, if any, in the ownership or control to the extent contemplated by the Plan, and shall forever be barred and enjoined from asserting such objection against the Debtors or terminating or modifying such contract or lease on account of transactions contemplated by the Plan, including the Transactions and (b) shall be forever barred, estopped, and enjoined from challenging the validity of such assumption or assumption and assignment, as applicable, or the Allowed amount of such Cure amount thereafter.

38.            Nothing in the Plan or this Confirmation Order shall modify or impair the rights, if any, of any tenant to a lease with the Debtors, or Reorganized Debtors, as applicable, to: (a) assert any right of recoupment or defensive setoff under applicable bankruptcy or non-bankruptcy law following the Effective Date; or (b) to apply any reconciliation credits following the Effective Date, in each case, in accordance with the terms of an assumed real property lease with the Debtors, or Reorganized Debtors, as applicable, and no motion to preserve such rights shall be necessary or required.

VIII.	Bank Accounts

39.            In furtherance of the implementation of the 2027 Senior Secured Notes Claims Settlement, PNC Bank, National Association and PNC Capital Markets LLC are authorized to transfer any existing bank accounts currently held by Debtor Government Properties Income Trust, LLC, or any deposits held in such accounts as of the date of entry of this Confirmation Order, to the Parent or the Reorganized Parent, as applicable, or any other entity designated by the Parent or the Reorganized Parent, as applicable.

IX.	Tempe Property Sale Proceeds

40.            All proceeds received by the Debtors pursuant to the Sale and Purchase Agreement (each as defined in the Tempe Sale Motion)3 and held in a segregated account by the Debtors, are hereby released to, and authorized for use or other distributions by, the Debtors or the Reorganized Debtors, as applicable.

X.	Tenant Receipts

41.            To the extent the Reorganized Parent or any other Reorganized Debtor receives rent or other tenant payments on behalf of a property it does not own, such funds shall be held in trust by the Reorganized Parent or such other Reorganized Debtor for the sole benefit of the Reorganized Debtor that owns such property.

XI.	Resolution of Other Matters.

42.            The United States. As to the United States, its agencies, or any instrumentalities thereof (collectively, the “United States”), notwithstanding anything contained in the Plan, the Plan Documents, or this Confirmation Order to the contrary, nothing shall:

(a).	limit or be intended to or be construed to bar the United States from pursuing any police or regulatory action or any criminal action;

[3]	The “Tempe Sale Motion” means the Motion of Debtors for Entry of an Order (I) Authorizing and Approving Sale of Property, Free and Clear of All Liens, Claims and Interests, and Encumbrances, and (II) Granting Related Relief [Docket No. 177], filed on November 10, 2025.

(b).	discharge, release, exculpate, impair, or otherwise preclude: (i) any obligation or liability to the United States that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code; (ii) any Claim of the United States arising on or after the Effective Date; (iii) any liability of the Debtors under police or regulatory statutes or regulations to the United States as the owner, lessor, lessee or operator of property that such Entity owns, operates or leases after the Effective Date; or (iv) any liability owed to the United States, including, but not limited to, any liabilities arising under the federal environmental, criminal, civil, or common law, by any non-Debtor; provided that the foregoing shall not (1) diminish the scope of any exculpation to which any Person is entitled under section 1125(e) of the Bankruptcy Code or (2) limit the scope of the discharge granted to the Debtors under sections 524 and 1141 of the Bankruptcy Code;

(c).	enjoin or otherwise bar the United States from asserting or enforcing, outside the Bankruptcy Court, any obligation or liability described in the preceding clause (b); provided that the non-bankruptcy rights and defenses of all Entities with respect to (i)–(iv) in clause (b) are likewise fully preserved;

(d).	affect any valid right of setoff or recoupment of the United States against any of the Debtors or the Reorganized Debtors, as applicable; provided that the rights and defenses (other than any rights or defenses based on language in the Plan or this Confirmation Order that may extinguish or limit setoff or recoupment rights) of the Debtors or the Reorganized Debtors, as applicable, with respect thereto are fully preserved;

(e).	confer exclusive jurisdiction upon the Court except to the extent set forth in 28 U.S.C. § 1334 (as limited by any other provisions of the United States Code);

(f).	authorize the assumption, assignment, sale or other transfer of any federal (i) grants, (ii) grant funds, (iii) contracts, (iv) agreements, (v) awards, (vi) task orders, (vii) property, (viii) intellectual property, (ix) patents, (x) leases, (xi) certifications, (xii) applications, (xiii) registrations, (xiv) billing numbers, (xv) national provider identifiers, (xvi) provider transaction access numbers, (xvii) licenses, (xviii) permits, (xix) covenants, (xx) inventory, (xxi) guarantees, (xxii) indemnifications, (xxiii) data, (xxiv) records, or (xxv) any other interests belonging to the United States (collectively, “Federal Interests”) without compliance with all terms of the Federal Interests and with all applicable non-bankruptcy law;

(g).	be interpreted to set cure amounts related to any Federal Interests or to require the United States to novate, approve, or otherwise consent to the assumption, assignment, sale or other transfer of any Federal Interests;

(h).	constitute or be deemed an approval or consent by the United States;

(i).	waive, alter, or otherwise limit the United States’ property rights;

(j).	be construed as a compromise or settlement of any liability, Claim, Cause of Action, or interest of the United States;

(k).	modify the scope of section 525 of the Bankruptcy Code; or

(l).	cause claims that arise from the rejection of an Executory Contract or Unexpired Lease to have to be filed before the Governmental Bar Date (as defined in the Claims Bar Date Order) or alter the priority and treatment of such claims under the Bankruptcy Code.

Further, the United States is hereby opted out of the releases provided pursuant to Article 10.6 of the Plan. In the event of an inconsistency or conflict between any provision of the Plan or the Plan Documents and any provision of this Confirmation Order, then, as to the United States, the provisions of this Confirmation Order and applicable federal law shall control.

43.            X-Energy Lease and ICF/X-Energy Sublease. The Lease, dated March 1, 2023, as amended by that certain (i) First Amendment to Lease, dated August 31, 2023, (ii) Second Amendment to Lease, dated August 28, 2024, and (iii) Third Amendment to Lease, dated March 9, 2026 (as amended, the “X-Energy Lease”), made by and between X-Energy, LLC (“X-Energy”) and FP Redland Technology Center LLC (“FP Redland”) shall be assumed by, or vest with, reorganized FP Redland (“Reorganized FP Redland”) on the Effective Date in accordance with the Plan. The Sublease Agreement, dated April 10, 2025, as amended by that certain First Amendment to Sublease, dated January 21, 2026 (as amended, the “ICF/X-Energy Sublease”), made by and between X-Energy and ICF Consulting Group, Inc. (“ICF”), and as consented to by FP Redland under the Consent to Sublease Agreement (the “Sublease Consent”), dated April 28, 2025 and First Amendment to Consent to Sublease Agreement and Third Amendment to Lease, dated February 25, 2026 (the “Amended Sublease Consent” and, together with the Sublease Consent, the “Sublease Consents” and, together with the ICF/X-Energy Sublease, the “ICF/X-Energy Sublease Agreements”), and the other ICF/X-Energy Sublease Agreements, shall be assumed by, or vest with, Reorganized FP Redland on the Effective Date in accordance with the Plan to the extent assumable under section 365 of the Bankruptcy Code, and nothing in the Confirmation Order and/or the Plan, or as a result of any assumption of the Prime Lease (as defined in the ICF/X-Energy Sublease) between ICF and Reorganized FP Redland, shall be deemed to alter or expand X-Energy’s rights and obligations under the ICF/X-Energy Sublease Agreements, and such assumption or vesting shall not be deemed to impose upon Reorganized FP Redland any obligations beyond those set forth in the Sublease Consents or create any rights or obligations not already existing under the ICF/X-Energy Sublease Agreements. Notwithstanding anything to the contrary in this Confirmation Order and/or the Plan, all of X-Energy’s rights, claims, and defenses under the X-Energy Lease and ICF/X-Energy Sublease Agreements, as applicable, including, but not limited to, the rights of setoff, recoupment, and the security deposit provided by X-Energy under the X-Energy Lease, are reserved. X-Energy shall not be a Releasing Party or a Released Party under the Plan.

44.            Texas Taxing Authorities. Notwithstanding anything to the contrary in the Definitive Documents, the Reorganized Debtors shall pay all post-petition ad valorem tax liabilities (tax year 2026) owing to the Texas Taxing Authorities4 in the ordinary course of business as such tax debt comes due and prior to said ad valorem taxes becoming delinquent without the need of the Texas Taxing Authorities to file an administrative expense claim and/or request for payment.  The Texas Taxing Authorities’ post-petition ad valorem tax liens securing payment of the 2026 property taxes shall be expressly retained against the Reorganized Debtors’ Assets in accordance with applicable non-bankruptcy law until the 2026 taxes are paid in full.  The Texas Taxing Authorities’ lien priority shall not be primed or subordinated by any exit financing approved by the Court in conjunction with Confirmation of this Plan. All rights and defenses of the Debtors and the Reorganized Debtors under applicable law are reserved and preserved with respect to all post-petition ad valorem tax liabilities owing to the Texas Taxing Authorities.

[4]	For purposes of this Confirmation Order, the “Texas Taxing Authorities” are: Bexar County, Dallas County, Harris County Emergency Service District #06, Harris County Emergency Service District #12, McLennan County, Spring Branch Independent School District, Galena Park Independent School District, City of Houston, Houston Municipal Utility District #285, Comal County, and City of Waco et al.

45.            3300 75th Ave Secured Parties. Except as provided pursuant to that certain Reinstatement Agreement for 3300 75th Avenue LLC, the form of which is attached as Exhibit H-2 to the Plan Supplement (the “3300 75th Ave Reinstatement Agreement”), nothing in this Confirmation Order, the Plan, or the Plan Documents shall: (a) impair, limit, release, discharge, enjoin, or otherwise prejudice in any way, directly or indirectly, the rights, remedies, claims, Liens, security interests, defenses, or causes of action of the applicable servicer and/or lender (the “3300 75th Ave Secured Parties”) under that certain Promissory Note, dated May 25, 2023 (the “3300 75th Ave Promissory Note”), in the original principal amount of $30,680,000 by and between 3300 75th Avenue LLC (in such capacity, “3300 75th Ave”) in favor of Computershare Trust Company, National Association, as trustee, on behalf of the Registered Holders of Benchmark 2023-B39 Mortgage Trust, Commercial Mortgage Pass -Through Certificates, Series 2023-B39 (or any agent, trustee, or servicer acting on behalf of such 3300 75th Ave Secured Parties) under the applicable Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note against 3300 75th Ave, including any rights to exercise remedies, enforce obligations, collect amounts owing, foreclose upon or realize on any collateral, or otherwise proceed against 3300 75th Ave in accordance with the terms of the applicable Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note against 3300 75th Ave and applicable non-bankruptcy law; (b) constitute or be deemed a waiver, modification, or cure of any default, event of default, or trigger event under any Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note as against 3300 75th Ave, except as limited herein; (c) impair or release any Lien, mortgage, deed of trust, pledge, security interest, assignment of rents and leases, or other encumbrance granted to or held by or on behalf of the 3300 75th Ave Noteholder on or against any property or asset of 3300 75th Ave; or (d) release, exculpate, or enjoin any claim or cause of action of the 3300 75th Ave Noteholder against 3300 75th Ave under the applicable Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note, whether or not 3300 75th Ave is a Released Party, Exculpated Party, or other protected party under the Plan, this Confirmation Order, or any related document. Other than as set forth in the 3300 75th Ave Reinstatement Agreement, for the avoidance of doubt, all rights, remedies, claims, Liens, security interests, and defenses of the 3300 75th Ave Noteholder under the applicable Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note against 3300 75th Ave are fully preserved and are not altered, impaired, or otherwise affected by the Chapter 11 Cases, this Confirmation Order, the Plan, or any Plan Documents, and the 3300 75th Ave Noteholder may enforce all of its rights and remedies under the applicable Mortgage Debt Documents relating to the 3300 75th Ave Promissory Note against 3300 75th Ave in any court or forum of competent jurisdiction without further order of this Court.

XII.	Miscellaneous

46.            Any objections to Claims shall be Filed by no later than the Claim Objection Deadline; provided that nothing contained herein or in the Plan shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed, asserted, or amended after the Claim Objection Deadline. Moreover, notwithstanding the expiration of the Claim Objection Deadline, the Debtors or the Reorganized Debtors shall continue to have the right to amend any Claim Objections or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed.

47.            The Plan shall not become effective unless and until all conditions set forth in Article 9.1 of the Plan have been satisfied or waived pursuant to Article 9.3 of the Plan.

48.            Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 6006(d), and 7062, the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry and shall not be stayed, and the Debtors are hereby authorized to consummate the Plan and the transactions contemplated thereby, including the Transactions, immediately subject to the satisfaction or waiver of the conditions set forth in Article IX of the Plan. This Confirmation Order is a Final Order and the period in which an appeal thereof must be filed shall commence upon its entry.

49.            On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101(2) and 1127(b) of the Bankruptcy Code.

50.            Subject to Article XI of the Plan, pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to these Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article XI of the Plan.

51.            If any or all of the provisions of this Confirmation Order are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or Lien incurred or undertaken by the Debtors, the Reorganized Debtors, or any other Person or Entity authorized or required to take action to implement the Plan, as applicable, prior to the actual receipt of written notice by the Debtors, the Reorganized Debtors, or such Person or Entity of the effective date of such reversal, stay, modification, or vacatur. Notwithstanding any such reversal, stay, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, or the Plan Documents.

52.            The provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are non-severable and mutually dependent.

53.            Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

54.            Except to the extent that the Bankruptcy Code or other federal law is applicable or to the extent that a Plan Document provides otherwise with respect to such document, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof (other than section 5-1401 and section 5-1402 of the New York General Obligations Law). The rights, duties, and obligations arising under the Plan Documents shall be governed by the applicable law set forth therein.

55.            Pursuant to sections 1123(a) and 1142 of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, the Plan Documents, and any other related documents or any amendments or modifications thereto, shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

56.            The provisions of the Plan and of this Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each. However, if there is determined to be any inconsistency between any provision of the Plan and any provision of this Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern, and any such provisions of this Confirmation Order shall be deemed a modification of the Plan. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless stated otherwise in the Plan Supplement).

57.            Unless otherwise provided in the Plan or in this Confirmation Order, all injunctions or stays arising under or entered during these Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

Signed:	__________________, 2026

Christopher Lopez
United States Bankruptcy Judge

Exhibit A

Plan

Exhibit B

Form of Effective Date Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

x
:
In re:	:	Chapter 11
:
OFFICE PROPERTIES INCOME TRUST, et al.,	:	Case No. 25-90530 (CML)
:
Debtors.[1]	:	(Jointly Administered)
:
x

NOTICE OF (I) ENTRY OF ORDER CONFIRMING

FOURTH AMENDED JOINT CHAPTER 11 PLAN OF

REORGANIZATION OF OFFICE PROPERTIES INCOME

TRUST AND ITS DEBTOR AFFILIATES, (II) OCCURRENCE OF

SUCH PLAN’S EFFECTIVE DATE, AND (III) RELATED DEADLINES WITH

RESPECT TO ADMINISTRATIVE EXPENSE AND REJECTION DAMAGE CLAIMS

THE LEGAL PROCEEDINGS AND TRANSACTIONS DESCRIBED IN THIS NOTICE (THIS “Notice”) MAY AFFECT YOUR RIGHTS. PLEASE READ THE BELOW CAREFULLY AND TAKE NOTICE THAT:

On April 21, 2026, Office Properties Income Trust and its debtor affiliates (collectively, the “Debtors” or the “Reorganized Debtors”, as applicable) filed the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. 1223] (together with the Plan Supplement, in each case as amended, modified, or supplemented from time to time, the “Plan”).2

The United States Bankruptcy Court for the Southern District of Texas (the “Court”) held a hearing to consider confirmation of the Plan which commenced on April 22, 2026, and concluded on April [ • ], 2026. On [ • ], the Court entered the Order Confirming the Fourth Amended Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and Its Debtor Affiliates [Docket No. [ • ]] (the “Confirmation Order”). Pursuant to its terms, the Plan was substantially consummated and became effective on [ • ], 2026 (the “Plan Effective Date”).

[1]	A complete list of the Debtors in the Chapter 11 Cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/OPI. The Debtors’ mailing address is Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458-1634.

[2]	Capitalized terms used in this Notice but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Deadlines for Filing Administrative Claims and Contract Rejection Claims

The Court established [ • ], 2026, (the “Administrative Claims Bar Date”) as the deadline by which holders of Administrative Claims must (a) file on the Court’s docket and (b) serve on the Notice and Claims Agent proofs of administrative claim against the Reorganized Debtors. The proof of administrative claim form (the “Proof of Administrative Claim Form”) is available free of charge on the website of the Reorganized Debtors’ Notice and Claims Agent, Kroll Restructuring Administration LLC (the “Notice and Claims Agent”): https://restructuring.ra.kroll.com/OPI (the “Restructuring Website”).

Holders of the following Administrative Claims are not required to file or serve a Proof of Administrative Claim on or before the Administrative Claims Bar Date solely with respect to such Administrative Claim: (a) an Administrative Claim against the Reorganized Debtors for which a signed proof of administrative claim has already been properly filed with the Clerk of the Court or the Notice and Claims Agent in a form substantially similar to the Proof of Administrative Claim Form; (b) an Administrative Claim that has been previously allowed, and/or paid in full by the Debtors, in accordance with the Bankruptcy Code or an order of the Court; (c) an Administrative Claim that constitutes a Professional Fee Claim; and (d) any claim of any “governmental unit,” as that term is defined under the Bankruptcy Code, under section 503(b)(1)(D) of the Bankruptcy Code (collectively, the “Excluded Administrative Claims”).

All Holders of Claims arising from the Debtors’ rejection of Executory Contracts and Unexpired Leases (if any) must file a proof of claim against the Debtors (the “Contract Rejection Claims”) on the date that is twenty-one (21) days following entry of the order (including the Confirmation Order) approving the rejection of the applicable Executory Contract or Unexpired Lease (the “Contract Rejection Claims Bar Date” and, together with the Administrative Claims Bar Date, the “Applicable Bar Date”). The proof of claim form is available free of charge on the Restructuring Website. If applicable, a separate rejection notice will be sent to all known non-Debtor contract counterparties to such rejected contracts and leases (if any) with a proof of claim form (the “Proof of Contract Rejection Claim Form” and, together with the Proof of Administrative Claim Form, the “Applicable Forms”). Contract Rejection Claims will be treated as Class 11 Trade and Vendor Claim or Class 12 Other General Unsecured Claim, respectively.

All Holders of Administrative Claims (other than Excluded Administrative Claims) and Contract Rejection Claims (if any) must (a) file on the Court’s docket and (b) serve (by overnight mail, courier service, hand delivery, regular mail, or in person) an original, written Proof of Administrative Claim Form or Proof of Contract Rejection Claim Form, as applicable, so as to be actually received by the Notice and Claims Agent, by no later than the Applicable Bar Date via electronic submission on the following webpage of the Restructuring Website: https://restructuring.ra.kroll.com/OPI, or, alternatively, at the following address:

If by first-class mail:

Office Properties Income Trust Claims Processing Center

c/o Kroll Restructuring Administration LLC

Grand Central Station, PO Box 4850

New York, NY 10163-4850

2

If by hand delivery or overnight courier:

Office Properties Income Trust Claims Processing Center

c/o Kroll Restructuring Administration LLC

850 3rd Avenue, Suite 412

Brooklyn, NY 11232

The Applicable Forms will be deemed timely served only if actually received by the Notice and Claims Agent on or before the Applicable Bar Date. The Applicable Forms may not be delivered by facsimile, telecopy, or e-mail transmission. Any facsimile, telecopy, or electronic mail submissions will not be accepted and will not be deemed served until the Applicable Form is submitted to the Notice and Claims Agent by overnight mail, courier service, hand delivery, regular mail, in person or electronically through the Notice and Claims Agent’s website.

Parties wishing to receive acknowledgment that their Applicable Forms were received by the Notice and Claims Agent must submit (a) a copy of the Applicable Form and (b) a self-addressed, stamped envelope (in addition to the original Applicable Form sent to the Notice and Claims Agent).

To be valid, your Applicable Form MUST be (a) signed by the applicable Holder of the Administrative Claim or Contract Rejection Claim, as applicable; (b) written in the English language; (c) denominated in lawful currency of the United States; and (d) submitted with copies of any supporting documentation or an explanation of why any such documentation is not available.

Any Holder of an Administrative Claim or Contract Rejection Claim (if any), as applicable, who is required, but fails, to file and serve the Applicable Form with the Notice and Claims Agent on or before the Applicable Bar Date shall be forever barred, estopped, and enjoined from asserting such claim against the Debtors or the Reorganized Debtors, and the Debtors’ and the Reorganized Debtors’ property shall be forever discharged from any and all indebtedness or liability with respect to such claim.

The Plan and the Confirmation Order may be viewed for free on the Restructuring Website, or for a fee on the Court’s website at http://www.txs.uscourts.gov/page/bankruptcy-court.

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Dated: [ • ], 2026		By Order of the Court,
Houston, Texas
/s/
HUNTON ANDREWS KURTH LLP
Timothy A. (“Tad”) Davidson II (Texas Bar No. 24012503)
Ashley L. Harper (Texas Bar No. 24065272)
Philip M. Guffy (Texas Bar No. 24113705)
600 Travis Street, Suite 4200
Houston, TX 77002
Telephone: (713) 220-4200
	Email:	taddavidson@hunton.com
ashleyharper@hunton.com
pguffy@hunton.com

- and –

LATHAM & WATKINS LLP
Ray C. Schrock (NY Bar No. 4860631)
Anupama Yerramalli (NY Bar No. 4645859)
Keith A. Simon (NY Bar No. 4636007)
Ashley Gherlone Pezzi (NY Bar No. 5754213)
Anthony R. Joseph (IL Bar No. 6329886)
1271 Avenue of the Americas
New York, NY 10020
Telephone: (212) 906-1200
Email:	ray.schrock@lw.com
anu.yerramalli@lw.com
keith.simon@lw.com
ashley.pezzi@lw.com
anthony.joseph@lw.com

Attorneys for the Debtors and Debtors in Possession

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